United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2008

Langer, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

450 Commack Road, Deer Park, New York (Address of principal executive offices)	11729-4510 (Zip Code)

Registrant’s telephone number, including area code: 631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2008, the Registrant, through Langer Canada, Inc. (“Langer Canada”), its wholly owned subsidiary, sold all of the capital stock of Bi-Op Laboratories, Inc. (“Bi-Op”), which is engaged in the design, manufacture and sale of footwear and foot orthotic devices as well as orthotic and prosthetic services, to 9199-9200 Quebec, Inc. (the “Purchaser”), for a purchase price of $2,125,000 paid in cash at closing, which will be increased or decreased through a working capital adjustment within approximately 90 days. One of the shareholders of the Purchaser, Mr. Raynald Henry was among the owners of Bi-Op from whom Langer Canada acquired Bi-Op in January 2003 and is a Bi-Op employee. The purchase price was determined by arms’ length negotiations between the Registrant and the Purchaser. Additionally, the Registrant, Langer Canada, Bi-Op and Mr. Raynald Henry exchanged mutual releases.

As a result of this transaction, in the second quarter of 2008, the Registrant will reflect a net loss on the sale of approximately $440,000, which includes transaction costs of approximately $201,000. The net loss on the sale will be subject to adjustment based upon the level of working capital.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

2.1	Share Purchase Agreement, dated as of July 31, 2008, by and among Langer Canada, Inc. and 9199-9200 Quebec, Inc.

99.1	Press Release dated Agust 1, 2008, regarding the sale of Bi-Op Laboratories, Inc. (furnished only).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Langer, Inc.

Date: August 1, 2008	By:	/s/ Kathleen P. Bloch
Kathleen P. Bloch, Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Share Purchase Agreement, dated as of July 31, 2008, by and among Langer Canada, Inc. and 9199-9200 Quebec, Inc.

99.1	Press Release dated August 1, 2008, regarding the sale of Bi-Op Laboratories, Inc. (furnished only).